AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               LIFELONG.COM, INC.

Pursuant to the provisions of Section 7-110-103 of the Colorado Business Corporation Act, the undersigned corporation hereby adopts the following amendment to the Third Amended and Restated Articles of Incorporation. The Amendment was adopted by the board of directors on April __, 2001 and does not contain any amendment requiring shareholder approval.

The following shall be an addition to Article VI :

      1. Designation and Number. The Company entered into an Acquisition Agreement, a Voting and Exchange Agreement and Trust Agreement dated as of January 12, 2001 to purchase IC Education, Inc. In order to facilitate certain voting rights in the Company given to a Trustee to act on behalf of the shareholders of IC Education, Inc. pursuant to the Trust Agreement, one (1) share of Preferred Stock of the Company shall be designated as the Series B Preferred Share (the "Series B Preferred Share".) Except as stated herein, all other powers, designations, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series B Preferred Share shall be as otherwise provided in the Trust Agreement.

      2. Dividends and Distributions. Except as required by applicable law, neither the holder nor the owner, if different, of the Series B Preferred Share shall be entitled to receive any dividends or distributions of the Company, whether payable in cash, property or in shares of capital stock.

      3. Redemption. The Series B Preferred Share shall not be redeemable, except that at such time as no Exchangeable Shares (other than the Exchangeable Shares owned by the Company and its Affiliates) shall be outstanding, the Series B Preferred Shares shall automatically be redeemed and canceled.

      4. Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holder of the Series B Preferred Share shall not be entitled to receive any assets of the Company available for distribution to its shareholders.

      5.   Conversion.   The   Series  B   Preferred   Share   shall  have  no
conversion privilege into any other share of stock of the Company.

      6. Voting Rights. The Series B Preferred Share shall have the following voting rights:

      (A) The holder of the Series B Preferred Share shall vote together with the common stock of the Company as a single class and the Series B Preferred Share shall have the identical voting rights to those of the Company's common stock; and

              (B) The holder of the Series B Preferred Share shall be entitled to a number of votes equal to the number of exchangeable shares of IC Education, Inc. as described in the Trust Agreement (the "Exchangeable Shares") outstanding on the record date of the Company's common stock; and

             (C) Except as set forth herein, or as otherwise provided by law, the registered holders from time to time of the Exchangeable Shares shall have no special voting rights other than through the Series B Preferred Share; and

           (D) The voting rights attached to the Series B Preferred Share shall be exercised by the Trustee and shall terminate pursuant to and in accordance with the Trust Agreement.


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        7.  Changes  In Terms of  Preferred  Stock.  The  terms of the  Series B
Preferred Share may not be amended, altered or repealed, and no class of capital stock or securities convertible into capital stock shall be authorized which has superior rights to the Series B Preferred Share as to voting rights without the consent of the holder of the Series B Preferred Share.

       8. No Implied Limitations. Except as otherwise provided by express provisions of these Articles of Incorporation, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any shares of Preferred Stock and to fix or alter all terms thereof to the full extent provided in the Articles of Incorporation of the Corporation.

       9. Issuance of Additional Shares. During the term of the Trust Agreement, the Company will not issue any additional shares of the same series as the Series B Preferred Share without the consent of the holders from time to time of the Exchangeable Shares.

       10. Notices. All notices required or permitted to be given by the Corporation with respect to the Series B Preferred Share shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holder of the Series B Preferred Share Stock at his/her last address as it shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice.

          11. General Provisions. In addition to the above provisions with respect to the Preferred Stock, such Preferred Stock shall be subject to, and entitled to the benefits of the provisions set forth in the Corporation*s Articles of Incorporation with respect to Preferred Stock generally.



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



       Signed on this ___ day of ______________, 2001.

                        LIFELONG.COM, INC.


                        Signature:__________________________________

                        Title:______________________________________